 FOR IMMEDIATE RELEASE
November 30, 2001

Tellabs to acquire Ocular Networks

Naperville, Ill. — Tellabs announced today that it will acquire Ocular Networks, a leader in next-generation optical solutions for the metropolitan edge, for about $355 million in cash and options. This acquisition combines Ocular's next-generation technology with Tellabs' strong customer relationships, distribution channels, customer service and field support, expanding Tellabs' addressable market by up to $5 billion in 2003 and $9 billion in 2005.

Ocular Networks' Optical Service Xchange™ (OSX) next-generation transport system logically extends Tellabs' position in the metropolitan network by supporting distributed grooming throughout the network. This new technology enables Tellabs to increase network utilization efficiency in more than 1,000 additional central offices and avoid backhauling traffic in the network, offering additional customer savings.

"This acquisition benefits customers by marrying Tellabs' unique distribution strength with future network architectures," said Richard C. Notebaert, president and chief executive officer of Tellabs. "Now, we will be able to help customers optimize their network efficiency all the way to the edge."

Ocular's next-generation subwavelength manager helps customers lower costs, speed revenues, and migrate into an evolving multimedia world with one platform to provision existing and next-generation services. It supports key wireline and wireless customer applications today by extending synchronous optical network (SONET) wideband and broadband digital crossconnect system (DCS) functionality at smaller offices and points of presence (POPs), and it complements Tellabs' current TITAN® 5000 and 6000 series of products. The Ocular OSX supports a wide range of network applications such as SONET transport, data transport including Ethernet over SONET, virtual concatenation, synchronous digital hierarchy (SDH) subwavelength management and 2.5G/3G wireless transport.

"Our two companies have complementary strengths in the metro optical networking marketplace," said Edward H. Kennedy, president and chief executive officer of Ocular Networks. "We are looking forward to joining the Tellabs team."

Ocular's solutions simplify networks since one element works as an add/drop multiplexer, a wideband and broadband digital crossconnect, and a Layer 2 data switch. It supports TL1 (transaction language 1) and SNMP (signaling network management protocol) for compatibility with existing networks and handles TDM (time division multiplex access), IP (Internet protocol) traffic over a single switching fabric.

Tellabs' acquisition of Ocular Networks is expected to be complete in the first quarter of 2002 and is subject to Hart-Scott-Rodino approval. Tellabs plans to retain the Ocular Networks office site in Reston, Va.

	Metro Network

	Core	Edge	Access
Switching	5500	6000	1000
	6500	6500
Transport	6100	6100	1000
	6000	6000
Ocular extends Tellabs' reach in the metro network

In more than 80 countries around the globe, Tellabs helps the world's leading communications service providers build tomorrow's converged networks of voice, data and video. Tellabs employees design, build and service optical networking, broadband access and voice-quality enhancement equipment. Today, most telephone calls and Internet sessions in the United States flow through equipment from Tellabs (NASDAQ: TLAB; www.tellabs.com).

Simultaneous Webcast and Teleconference Replay – Tellabs will host a teleconference at 8:30 a.m. Central time on Friday, November 30, to discuss this acquisition. Internet users can hear a simultaneous live webcast of the teleconference at www.tellabs.com. A taped replay of the call will be available for 48 hours, beginning at 10:30 a.m. Central time, at 800.633.8284. (Outside the United States, call +1.858.812.6440.) When prompted, enter the Tellabs reservation number: 20053924.

Forward-Looking Statements – This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected revenues and earnings per share. These forward-looking statements are based on currently available information and involve certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those expected. Factors that might cause such a difference include, but are not limited to, risks associated with the size and timing of product sales, customers' equipment deployment plans and budgets, new product acceptance; industry capacity; competitive products and pricing; manufacturing efficiencies, and economic changes impacting the telecommunications industry. For a more detailed description of these and other risk factors, please refer to the company's 10-K, 10-Q and other SEC filings. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

CONTACTS:
Jean Medina
+1.630.512.8336
jean.medina@tellabs.com
Robin Urbanski
+1.630.512.8032
robin.urbanski@tellabs.com

Tellabs and the Tellabs logo are registered trademarks of Tellabs or one of its affiliates in the United States and/or other countries.